                                                                  EXECUTION COPY



                          MASTER SEPARATION AGREEMENT

                                  dated as of

                               January 29, 1998

                                     among

                             POLYMER GROUP, INC.,
                              GALEY & LORD, INC.

                                      and

                             DT ACQUISITION INC.,
                             DOMINION TEXTILE INC.
                      and the other parties named herein

                                  EXHIBIT 4.3

MASTER SEPARATION AGREEMENT, DATED AS OF JANUARY 29, 1998, AMONG POLYMER GROUP,
   INC., GALEY & LORD, INC., DT ACQUISITION INC., DOMINION TEXTILE INC., AND
                      CERTAIN SUBSIDIARIES NAMED THEREIN.

                               TABLE OF CONTENTS
                                ________________

                                                                          Page
                                                                          ----
                                   ARTICLE 1
                                  Definitions

Section 1.01.    Defined Terms............................................  2

                                   ARTICLE 2
                               The Transactions

Section 2.01.    Total Purchase Price..................................... 16
Section 2.02.    Purchase and Sale of Businesses.......................... 16
Section 2.03.    Assumption of Liabilities................................ 17
Section 2.04.    Methods of Transfer and Assumption....................... 17
Section 2.05.    Final Take-Up and Winding Up............................. 18
Section 2.06.    Transfer of Capital Stock and Assets; Certain Other
                  Transactions............................................ 19
Section 2.07.    Consents; Nonassignable Contracts........................ 21
Section 2.08.    Other Agreements......................................... 22
Section 2.09.    Intercompany Balance and Expense True-Up................. 22

                                   ARTICLE 3
                        Representations and Warranties

Section 3.01.    Representations and Warranties of G&L.................... 23
Section 3.02.    Representations and Warranties of PGI.................... 24
Section 3.03.    Assets and Capital Stock Transferred "As Is."............ 25

                                   ARTICLE 4
                                  Conditions

Section 4.01.  Conditions to the Obligations of G&L....................... 25
Section 4.02.  Conditions to the Obligations of PGI....................... 26

                                   ARTICLE 5
                     Disclosure and Access to Information

Section 5.01.    Restrictions on Disclosure of Information................ 27
Section 5.02.    Legally Required Disclosure of Confidential Information.. 27
Section 5.03.    Access to Information.................................... 28
Section 5.04.    Production of Witnesses.................................. 29
Section 5.05.    Reimbursement............................................ 29

                                   ARTICLE 6
                               Insurance Matters

Section 6.01.    Cooperation in Insurance Matters......................... 29
Section 6.02.    Collection of Insurance Proceeds......................... 30
Section 6.03.    Other Insurance Matters.................................. 30

                                   ARTICLE 7
                     Employees; Intercompany Arrangements

Section 7.01.    Employee Matters......................................... 30
Section 7.02.    Intercompany Arrangements................................ 31
Section 7.03.    Products, Supplies and Documents......................... 31

                                   ARTICLE 8
                                   Survival

Section 8.01.    No Survival of Representatives and Warranties............ 32
Section 8.02.    Survival of Agreements................................... 32

                                   ARTICLE 9
                                Indemnification

Section 9.01.    Indemnification by G&L................................... 32
Section 9.02.    Indemnification by PGI................................... 32
Section 9.03.    Indemnification Concerning Proportional Liabilities
                  and Split Liabilities................................... 33
Section 9.04.    Indemnification Procedures............................... 33
Section 9.05.    Certain Limitations...................................... 34
Section 9.06.    Exclusivity of Tax Indemnification....................... 35

                                  ARTICLE 10
                                 Miscellaneous

Section 10.01.   Entire Agreement......................................... 35
Section 10.02.   Governing Law............................................ 36
Section 10.03.   Descriptive Headings; Construction....................... 36
Section 10.04.   Notices.................................................. 36
Section 10.05.   Parties in Interest...................................... 37
Section 10.06.   Counterparts............................................. 37
Section 10.07.   Binding Effect; Assignment............................... 37
Section 10.08.   Dispute Resolution....................................... 38
Section 10.09.   Severability............................................. 38
Section 10.10.   Failure or Indulgence Not Waiver; Remedies Cumulative.... 39

Section 10.11.   Amendment................................................ 39
Section 10.12.   Employment Solicitation.................................. 39
Section 10.13.   Expenses................................................. 39

EXHIBITS AND ANNEXES
--------------------
Exhibit A   Acquisition Agreement
Exhibit B   Operating Agreement
Exhibit C   Calculation of Purchase Price
Exhibit D   Consent with respect to Nordlys S.A.

Annex 2.06(a)       Stock Sale Agreement by and between Polymer Group, Inc. and
                    DT Acquisition Inc. re: 3427790 Canada Limited
Annex 2.06(c)       Stock Sale Agreement by and between Galey & Lord
                    Incorporated and DT Acquisition Inc. re: Dominion Textile
                    International (Asia) Pte. Ltd.
Annex
2.06(d)(1) and (2)  (1) Stock Sale Agreement by and between Albuma S.A. and
                    Dominion Textile International B.V. re: Klopman
                    International SpA
                    (2) Stock Sale Agreement by and between Albuma S.A. and
                    Dominion Textile International B.V. re: Swift Textiles
                    France S.A.
Annex 2.06(e)       Stock Sale Agreement by and between Albuma S.A. and Dominion
                    Textile International B.V. re: Dominion Textile France
                    S.a.r.L.
Annex
2.06(f)(1) and (2)  (1) Stock Sale Agreement by and between Chicopee Holdings,
                    B.V. and Dominion Textile International B.V. re: Nordlys
                    U.K. Ltd.
                    (2) Stock Sale Agreement by and between Chicopee Holdings,
                    B.V. and Dominion Textile International B.V. re: Geca-Tapes
                    B.V.
Annex 2.06(j)       Stock Sale Agreement by and between Galey & Lord
                    Incorporated and Dominion Textile (USA) Inc. re: DT (USA)
                    Exports Inc. and Swift Textiles Inc.
Annex 2.06(l)       Stock Sale Agreement by and between Polymer Group, Inc. and
                    DT Acquisition Inc. re: Dominion Textile (USA) Inc.
Annex 2.06(m)       Stock Sale Agreement by and between Polymer Group, Inc. and
                    DT Acquisition Inc. re: Dominion Textile Mauritius, Inc.
Annex 2.06(n)       Stock Sale Agreement by and between Galey & Lord
                    Incorporated and DT Acquisition Inc. re: 3427803 Canada
                    Limited

                          MASTER SEPARATION AGREEMENT

     This Master Separation Agreement (this "Agreement"), dated as of January 29, 1998, is made by and among Polymer Group, Inc., a Delaware corporation ("PGI"), Galey & Lord, Inc., a Delaware corporation ("G&L"), Dominion Textile Inc., a corporation organized under the laws of Canada ("Dominion"), DT Acquisition Inc., a corporation organized under the laws of Canada ("DTA"), Dominion Textile International (Asia) Pte. Ltd, a corporation organized under the laws of Singapore ("DomTex (Asia)"), Dominion Textile International B.V., a corporation organized under the laws of the Netherlands ("DomTex B.V."), Dominion Textile (USA) Inc., a Delaware corporation ("DT (USA)"), Albuma S.A., a corporation organized under the laws of the Republic of France ("Albuma"), and Chicopee Holdings, B.V., a corporation organized under the laws of the Netherlands ("Chicopee Holdings"). The parties to this Agreement are each referred to as a "Party" and collectively as the "Parties". All amounts in this Agreement shall be in United States dollars unless otherwise indicated.

                                    RECITALS

     WHEREAS, PGI, G&L, DTA and ZB Holdings, Inc., a South Carolina corporation ("ZBH"), have entered into an agreement dated as of October 27, 1997, as amended (the "Acquisition Agreement"), in which it is contemplated that DTA would commence a tender offer to acquire all of the outstanding common shares and First Preferred shares of Dominion;

     WHEREAS, on December 19, 1997, and December 29, 1997, pursuant to its Offer to Purchase dated October 29, 1997, as amended and varied, DTA acquired approximately 98% of the outstanding common shares and approximately 96% of the outstanding First Preferred shares of Dominion, and in connection with the transactions contemplated herein, will acquire all of the remaining outstanding common shares and First Preferred shares of Dominion pursuant to a merger consummated in accordance with Section 206 of the Canada Business Corporations Act;

     WHEREAS, following DTA's purchase of the remaining outstanding common shares and First Preferred shares of Dominion, DTA and Dominion intend to consummate a winding up (the "Winding Up") in which DTA shall acquire all of the assets and assume all of the liabilities of Dominion, and all of the outstanding common shares and First Preferred shares of Dominion shall be redeemed and eliminated;

     WHEREAS, Dominion's business primarily consists of the Apparel Fabrics Business, the Nonwovens Business and the DIFCO Business (each as defined); and

     WHEREAS, pursuant to the Acquisition Agreement and subsequent agreements among the Parties thereto, (i) PGI intends to acquire the Nonwovens Business and the DIFCO Business, including each of their respective liabilities, from DTA and certain of its Subsidiaries and (ii) G&L intends to acquire the Apparel Fabrics Business, including its respective liabilities, from DTA and certain of its Subsidiaries (collectively, the "Break-Up");

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the Parties agree as follows:

                                   ARTICLE 1

                                  Definitions


     Section 1.01. Defined Terms. The terms set forth below, as used herein, shall have the following meanings:

     "2003 Notes" means the $150.0 million aggregate principal outstanding
8 7/8% Guaranteed Senior Notes due 2003 of DT (USA) issued pursuant to the Indenture dated as of November 1, 1993 among DT (USA), Dominion and First Union National Bank (as successor trustee).

     "2006 Notes" means the $125.0 million aggregate principal outstanding
9 1/4% Guaranteed Senior Notes due 2006 of DT (USA) issued pursuant to the Indenture dated as of April 1, 1996 among DT (USA), Dominion and First Union National Bank (as successor trustee).

     "2003 Tender Offer" means the offer by DT (USA) to repurchase any and all outstanding 2003 Notes pursuant to the Offer to Purchase and Consent Solicitation Statement dated December 23, 1997 and accompanying Consent and Letter of Transmittal.

     "2006 Tender Offer" means the offer by DT (USA) to repurchase any and all outstanding 2006 Notes pursuant to the Offer to Purchase and Consent Solicitation Statement dated December 23, 1997 and accompanying Consent and Letter of Transmittal.

     "Acquisition Agreement" has the meaning set forth in the preface above, a copy of which is attached hereto as Exhibit A.

     "Acquisition Relationship" means the relationship among G&L, PGI, DTA, Dominion and Dominion's direct and indirect Subsidiaries as a result of the Acquisition Agreement, the Operating Agreement and the undertaking of such parties to consummate the transactions contemplated by this Agreement.

     "Affiliate" of any specified Person means any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such specified Person.

     "Albuma" has the meaning set forth in the preface above.

     "Ancillary Separation Agreements" means the Employee Matters Agreement, the Intellectual Property Agreements, the Insurance Matters Agreement, the Shared Assets and Liabilities Agreement, the Tax Matters Agreement, the Transition Services Agreement, and any other agreements to be entered into among the Parties hereto with respect to the relationships of the Parties after the Break-Up Time, as referred to in Section 2.08 herein.

     "Apparel Fabrics Assets" means all right, title and interest (including minority interests) of DTA (as determined immediately following the Winding Up), Dominion (as determined immediately preceding the Winding Up) and any of their Subsidiaries, in and to all Assets that are used primarily in or held primarily for use in the operations of the Apparel Fabrics Business, including the Apparel Fabrics Cash, the Apparel Fabrics Facilities, the Apparel Fabrics Intellectual Property, the Apparel Fabrics Contracts, the Assets of the Apparel Fabrics Employee Arrangements and the Apparel Fabrics Employee Benefit Plans as provided in the Employee Matters Agreement, any capital stock of any of the Apparel Fabrics Subsidiaries, and the rights of G&L and the Apparel Fabrics Subsidiaries under the Transaction Agreements; provided, notwithstanding the foregoing, the Apparel Fabrics Assets shall not include any (i) Nonwovens Assets, (ii) DIFCO Assets, (iii) Split Assets, or (iv) Proportional Assets.

       "Apparel Fabrics Business" means the apparel fabrics businesses heretofore or currently engaged in by DTA, Dominion or its Subsidiaries (or their predecessors) as reported in the apparel fabrics segment (or its predecessor segment) in Dominion's most recent financial statements (but excluding any former or discontinued operations and DIFCO), including as conducted through:

          (A)  the Swift Denim division of Dominion;

          (B)  the Dominion Cotton Services business of Dominion;

          (C)  the Dominion Holdings Companies;

          (D) nine indirect wholly-owned Subsidiaries of Dominion, being (i) Swift Textiles Inc., a Delaware corporation, (ii) Swift Denim Services, Inc., a Delaware corporation, (iii) DT (USA) Exports Inc., a corporation organized under the laws of Barbados, (iv) Swift Textiles (Far East) Ltd., a company organized under the laws of Hong Kong, (v) Domtex Industries (Far East) Ltd., a corporation organized under the laws of Hong Kong, (vi) Klopman GmbH, a corporation organized under the laws of Germany, (vii) Klopman A.G., a corporation organized under the laws of Switzerland, (viii) Klopman Espana S.A., a corporation organized under the laws of Spain, and (ix) Klopman International Ltd., a corporation organized under the laws of Ireland; and

          (E) seven indirect Subsidiaries or Investments of Dominion, being (i) Klopman International S.p.A., a company organized under the laws of Italy, (ii) Swift Textiles Europe Ltd., a company organized under the laws of the Republic of Ireland (50%) interest, (iii) Tismade S.A., a corporation organized under the laws of France (50% interest), (iv) Sitex S.A., a corporation organized under the laws of Tunisia (22% interest), (v) Swift Textiles France S.A., a corporation organized under the laws of the Republic of France (50% interest), (vi) Swift Textiles S.r.1., a corporation organized under the laws of Italy (49% interest), and (vii) Somotex International S.A., a corporation organized under the laws of Tunisia (37% interest).

     "Apparel Fabrics Cash" means 57.4% of all Cash.

     "Apparel Fabrics Contracts" means all Contracts pursuant to which DTA, Dominion or any of their Subsidiaries (determined immediately prior to the Break-Up) is a Party with respect to the Apparel Fabrics Business.

     "Apparel Fabrics Debt" means all Debt of DTA or any Apparel Fabrics Subsidiary, in each case directly related to the Apparel Fabrics Business, outstanding as of the Break-Up Time.

     "Apparel Fabrics Employee Arrangements" means Employee Arrangements relating to Employees of the Apparel Fabrics Business.

     "Apparel Fabrics Employee Benefit Plans" means any Employee Benefit Plan which provides benefits exclusively for Apparel Fabrics Employees.

     "Apparel Fabrics Employees" means employees of the Apparel Fabrics
Business.

     "Apparel Fabrics Facilities" means the real property and facilities currently owned by, or leased to, DTA, Dominion or any of their Subsidiaries in connection with the operation of the Apparel Fabrics Business.

     "Apparel Fabrics Intellectual Property" means all right, title and interest of DTA, Dominion or any of their Subsidiaries in and to Intellectual Property relating primarily to the Apparel Fabrics Business. In no event shall Apparel Fabrics Intellectual Property include the ownership of Dual Use Technology or any trademark, servicemark or trade or company name which contains the name "Poly-Bond," "Nordlys," "Dominion," or any other trade name, trademark or logo of the Nonwovens or DIFCO Businesses or derivatives thereof; provided, however, that the Apparel Fabrics Intellectual Property shall include G&L's or its Subsidiaries' rights under the Intellectual Property Agreements contemplated by this Agreement.

     "Apparel Fabrics Liabilities" means all Liabilities relating primarily to, or arising primarily out of, the Apparel Fabrics Business as conducted at any time prior to, on or after the Closing Date, including (i) all Liabilities relating to or arising out of the Apparel Fabrics Assets, (ii) all Apparel Fabrics Debt together with accrued but unpaid interest thereon at the Break-Up Time; (iii) all Liabilities with respect to Apparel Fabrics Employees and Retired Apparel Fabrics Employees, (iv) all Liabilities arising under the Apparel Fabrics Employee Arrangements and the Apparel Fabrics Employee Benefit Plans; and (v) all obligations of DTA, Dominion and the Dominion Holding Companies (each with respect to the Apparel Fabrics Business only) and each of the Apparel Fabrics Subsidiaries created pursuant to the Transaction Agreements; provided, notwithstanding the foregoing, the Apparel Fabrics Liabilities shall not include any (a) Nonwovens Liabilities, (b) DIFCO Liabilities, (c) Split Liabilities or (d) Proportional Liabilities.

     "Apparel Fabrics Subsidiaries" means those Subsidiaries and Investments of DTA and Dominion comprising the Apparel Fabrics Business (including DomTex
(Asia), DomTex B.V. and
those Persons identified in clauses (D) and (E) of the definition of Apparel Fabrics Business), and SD MergerCo.

     "Assets" means any and all assets, properties and rights, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise, and wherever located, including, without limitation, the following:

          (i) real property interests (including leases and subleases), land, plants, buildings and improvements, easements, rights-of-way and other appurtenants thereto;

          (ii) machinery, equipment, vehicles, furniture and fixtures, leasehold improvements, supplies, repair parts, tools, plant, laboratory and office equipment and other tangible personal property, together with any rights or claims arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof;

          (iii) inventories, including raw materials, work-in-process, finished goods, parts, and accessories;

          (iv) notes, loans and accounts receivable (whether current or not current), interests as beneficiary under letters of credit, advances and performance and surety bonds;

          (v) banker's acceptances, shares of stock, bonds, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, investment contracts, voting trust certificates, puts, calls, straddles, options, swaps, collars, caps and other securities or hedging arrangements of any kind;

          (vi) financial, accounting and operating data and records including, without limitation, books, records, electronic data, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, reference catalogs, payroll and personnel records, minute books, stock ledgers, stock transfer records and other similar property, rights and information;

          (vii) Intellectual Property;

          (viii) Contracts and all rights therein;

          (ix) prepaid expenses, deposits and retentions held by third parties;

          (x) claims, causes of action, choses in action, rights under insurance policies, rights under express or implied warranties, rights of recovery, rights of setoff, and rights of subrogation;

          (xi) licenses, franchises, permits, authorizations and approvals; and

          (xii) goodwill and going concern value.

     "Break-Up" has the meaning set forth in the preface above.

     "Break-Up Time" shall be 3:00 p.m., New York City time, on the Closing Date, the effective time of the final step of the transactions set forth in Sections 2.05 and 2.06.

     "Businesses" means the Apparel Fabrics Business, the Nonwovens Business and the DIFCO Business.

     "Business Day" means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

     "Cash" means the total of all cash and cash equivalents of the Dominion Companies, whether held in Dominion or in any of its direct or indirect Subsidiary or Investments, as of the Closing Date (immediately preceding the Winding Up).

     "Closing Date" means January 29, 1998.

     "Code" has the meaning set forth in the preface above.

     "Confidential Information" means with respect to any Party hereto, (a) any Information concerning such Party, its business or any of its Affiliates that was obtained by another Party hereto prior to the Break-Up Time, (b) any Information concerning such Party that is obtained by another Party under
Section 5.03, or (c) any other Information obtained by, or furnished to, another Party hereto that (i) is marked "Confidential," "Proprietary," "Company Private" or words of similar import by the Party owning such Information, or any Affiliate of such Party, or (ii) the Party owning such Information has notified such other Party in writing that such Information is confidential or secret; provided, however, that any Information provided by DTA, Dominion (including DIFCO) or any of the Apparel Fabrics Subsidiaries or Nonwovens Subsidiaries to G&L or PGI regarding the Apparel Fabrics Business (in the case of G&L) or the Nonwovens Business or the DIFCO Business (in the case of PGI), shall not be deemed Confidential Information with respect to the use of such Information in their respective Business(es) by G&L and PGI, as the case may be.

     "Contracts" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

     "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management of the policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "Controlling" and "Controlled" have the corollary meanings ascribed thereto.

     "Corporate Debt" means the 2003 Notes and the 2006 Notes and any other Debt that is not Apparel Business Debt, Nonwovens Debt, DIFCO Debt or Debt with respect to discontinued operations or otherwise characterized as a Split Liability.

     "Debt" means all indebtedness of DTA, Dominion and its Subsidiaries, including, without limitation (i) all obligations for borrowed money or evidenced by bonds, debentures, notes, letters of credit or other similar interests, and (ii) any interest, principal, prepayment premiums or penalties, defeasance costs, tender payments, breakage costs or other fees or expenses in respect of those items listed in clause (i) above.

     "DIFCO" means the Dominion Industrial Fabrics Company division of Dominion, as operated immediately prior to the Winding Up and the Break-Up.

     "DIFCO Adjustment" means the adjustment to the purchase price (as set forth in Section 2.01 and reflected in Exhibit C) paid by G&L and PGI based on DIFCO's earnings before interest, tax, depreciation and amortization, as described in
Section 3(f) of the Acquisition Agreement, equal to an increase to PGI of 2.6% (of the total cost to acquire Dominion) and a corresponding decrease of 2.6% to G&L.

     "DIFCO Assets" means all right, title and interest (including minority interests) of DTA (as determined immediately following the Winding Up), Dominion (as determined immediately preceding the Winding Up) and any of their Subsidiaries, in and to all Assets that are used primarily in or held primarily for use in the operations of the DIFCO Business, including the DIFCO Facilities, the DIFCO Intellectual Property, the DIFCO Contracts, the Assets of the DIFCO Employee Arrangements and the DIFCO Employee Benefit Plans as provided in the Employee Matters Agreement, the capital stock of DIFCO MergerCo, and the rights of PGI and DIFCO MergerCo under the Transaction Agreements; provided, notwithstanding the foregoing, the DIFCO Assets shall not include any (i) Apparel Fabrics Assets, (ii) Nonwovens Assets, (iii) Split Assets, or (iv) Proportional Assets.

     "DIFCO Business" means the businesses heretofore and immediately prior to the Winding Up and the Break-Up engaged in by Dominion through DIFCO, including the design and production of custom fabrics for industrial flame resistant protective clothing, coating fabrics for abrasives, upholstery flocking and other coating end-uses, and specialty fabrics for industrial cut and sew and other applications.

     "DIFCO Contracts" means all Contracts pursuant to which Dominion is a Party with respect to the DIFCO Business.

     "DIFCO Debt" means all Debt of DTA directly related to the DIFCO Business and outstanding as of the Break-Up Time.

     "DIFCO Employee Arrangements" means Employee Arrangements relating to DIFCO Employees.

     "DIFCO Employee Benefit Plans" means any Employee Benefit Plan which provides benefits exclusively for DIFCO Employees.

     "DIFCO Employees" means any employee of the DIFCO Business.

     "DIFCO Facilities" means the real property and facilities currently owned by, or leased to, DTA or Dominion for the benefit of DIFCO.

     "DIFCO Intellectual Property" means all right, title and interest of DTA or Dominion in and to the Intellectual Property relating primarily to the DIFCO Business. In no event shall DIFCO Intellectual Property include the ownership of Dual Use Technology or any trademark, servicemark or trade or company name which contains the name "Poly-Bond," "Nordlys," "Swift," "Swift Textiles," "Swift Denim," "Klopman" or any other trade name, trademark or logo of the Apparel Fabrics or Nonwovens Businesses or derivatives thereof; provided, however, that the DIFCO Intellectual Property shall include the rights of PGI, DTA and DIFCO MergerCo under the Intellectual Property Agreements contemplated by this Agreement.

     "DIFCO Liabilities" means all Liabilities relating primarily to, or arising primarily out of, the DIFCO Business as conducted at any time prior to, on or after the Closing Date, including (i) all Liabilities relating to or arising out of the DIFCO Assets, (ii) the DIFCO Debt, together with accrued and unpaid interest thereon at the Break-Up Time, (iii) all Liabilities with respect to DIFCO Employees and Retired DIFCO Employees (iv) all Liabilities arising under the DIFCO Employee Arrangements and DIFCO Employee Benefit Plans, and (v) the obligations of DTA and Dominion (with respect to the DIFCO Business) and DIFCO MergerCo created pursuant to the Transaction Agreements; provided, notwithstanding the foregoing, the DIFCO Liabilities shall not include any (a) Apparel Fabrics Liabilities, (b) Nonwovens Liabilities, (c) Split Liabilities, or (d) Proportional Liabilities.

     "DIFCO MergerCo" means 3427790 Canada Limited Inc., a Canadian corporation to which all of the DIFCO Assets and DIFCO Liabilities are being contributed in connection with the transactions contemplated herein.

     "Dominion" has the meaning set forth in the preface above.

     "Dominion Companies" means Dominion and all direct or indirect wholly owned Subsidiaries and the portion of all other Subsidiaries and Investments owned directly or indirectly by Dominion.

     "Dominion Holding Companies" means DT (USA), Domtex Industries, Inc., Dominion Textile Mauritius Inc., DomTex B.V., DomTex (Asia) and Albuma.

     "Dominion Terminated Benefit Plan" means the Employee Benefit Plan of Dominion Executive Retirement Income Plan presently being wound up in connection with the transactions contemplated herein.

     "DomTex (Asia)" has the meaning set forth in the preface above.

     "DomTex B.V." has the meaning set forth in the preface above.

     "DTA" has the meaning set forth in the preface above.

     "DT (USA)" has the meaning set forth in the preface above.

     "Dual Use Technology" shall mean all Intellectual Property: (i) (A) developed by Dominion or any of its Subsidiaries for the Apparel Fabrics Business that is useful in the Nonwovens Business or the DIFCO Business as conducted immediately prior to the Closing Date and (B) which covers components manufactured or processes that are to be utilized by the Nonwovens Business or the DIFCO Business, or (ii) (A) developed by Dominion or any of its Subsidiaries for the Nonwovens Business or the DIFCO Business that is useful in the Apparel Fabrics Business as conducted immediately prior to the Closing Date and (B) which covers components manufactured or processes that are to be utilized by the Apparel Fabrics Business. For purposes of this Agreement, Dual Use Technology shall include (w) the rights to the name "Dominion", (x) all management information systems maintained by Dominion for joint use of or which manage information for the Apparel Fabrics Business, the Nonwovens Business and/or the DIFCO Business, (y) with respect to patents, patent applications and invention disclosures, shall consist of the patents, patent applications and invention disclosures to be identified in the Intellectual Property Agreements, and (z) the computer internet access numbers, and G&L and PGI agree to negotiate the terms and conditions of such Dual Use Technology in the Intellectual Property Agreements consistent with the principles set forth herein and the allocation of Proportional Assets.

     "Employee Arrangements" means all employment or consulting agreements, collective bargaining agreements and all bonus and other incentive compensation, deferred compensation, disability, severance, stock award, stock option or stock purchase agreements, policies or arrangements with respect to the employment and termination of employment of any employee, officer, director or other Person employed at any time by DTA, Dominion or any of its Subsidiaries.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, or (d) Employee Welfare Benefit Plan, which DTA (as determined immediately following the Winding Up), Dominion (as determined immediately preceding the Winding Up) or any of their Subsidiaries maintains has maintained or to which DTA, Dominion or any of its Subsidiaries has an obligation or had an obligation to make contributions.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Sec. 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Sec. 3(1).

     "Employee Matters Agreement" means the agreement to be entered into pursuant to Section 2.08 among G&L, PGI and DTA (or their respective Affiliates) with respect to, among other things, certain employee benefit and liability issues.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Final Determination"means (i) with respect to federal income Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by G&L, PGI or any of their Affiliates, whichever is responsible for payment of such Tax liability under applicable law, with respect to any item disallowed or adjusted by a taxing authority, provided that such responsible party determines that no action should be taken to recoup such payment and G&L (if the responsible party is PGI or any of its Affiliates) or PGI (if the responsible party is G&L or any of its Affiliates) agrees.

     "G&L" has the meaning set forth in the preface above.

     "G&L Contribution Note" means the $141.0 million subordinated promissory note issued by DTA to G&L on December 19, 1997 in connection with the take up of Dominion common shares and First Preferred shares by DTA.

     "Indemnifying Party" means a Person that is obligated to provide indemnification pursuant to Article 9 of this Agreement.

     "Indemnitee" means a Person that is entitled to seek indemnification pursuant to Article 9 of this Agreement.

     "Information" means all records, books, contracts, instruments, computer data and other data and information of any kind whatsoever.

     "Insurance Matters Agreement" means the agreement to be entered into pursuant to Section 2.08 among G&L, PGI and DTA (or their respective Affiliates) with respect to, among other things, certain insurance matters and issues.

     "Intellectual Property" means any and all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); invention disclosures; mask works; net lists; copyrights, and copyright applications and registrations; trademarks, servicemarks, service names, trade names, and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, commercial and technical information, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; inventions (whether patented or not); and all other intellectual property under the laws of any country throughout the world.

     "Intellectual Property Agreements" means the agreements to be entered into pursuant to Section 2.08 among G&L, PGI and DTA (or their respective Affiliates) with respect to the treatment after the Break-Up Time of Intellectual Property, including Dual Use Technology.

     "InterTech" means The InterTech Group, Inc., a South Carolina corporation.

     "InterTech Contribution Note" means the $14,984,000 subordinated promissory note issued by DTA to InterTech on December 19, 1997 in connection with the take up of Dominion common shares and First Preferred shares by DTA.

     "Investment" means with respect to any specified Person, any corporation or other legal entity of which such Person owns, whether directly or indirectly, any stock or other equity interest of more than 20% which is not a Subsidiary.

     "Liabilities" means any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, asserted or unasserted, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability and any liability for Taxes) and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

     "Nonwovens Assets" means all right, title and interest (including minority interests) of DTA (as determined immediately following the Winding Up), Dominion (as determined immediately preceding the Winding Up) and any of their Subsidiaries in and to all Assets that are used primarily in or held primarily for use in the operations of the Nonwovens Business, including the Nonwovens Cash, the Nonwovens Facilities, the Nonwovens Intellectual Property, the Nonwovens Contracts, the Assets of the Nonwovens Employee Arrangements and the Nonwovens Employee Benefit Plans as provided in the Employee Matters Agreement, the capital stock of any of the Nonwovens Subsidiaries and the rights of DTA, DT
(USA), PGI and the Nonwovens Subsidiaries under the Transaction Agreements; provided, notwithstanding the foregoing, the Nonwovens Assets shall not include any (i) Apparel Fabrics Assets, (ii) DIFCO Assets, (iii) Split Assets, or (iv) Proportional Assets.

     "Nonwovens Business" means the nonwovens fabrics businesses heretofore or currently engaged in by DTA, Dominion or its Subsidiaries (or their predecessors) as reported in the nonwovens fabrics segment (or its predecessor segment) in Dominion's most recent financial statements (but excluding any former or discontinued operations), including as conducted through:

          (A)  the Dominion Holding Companies;

          (B) five indirect wholly-owned Subsidiaries of Dominion, being (i) Poly-Bond Inc., a Delaware corporation, (ii) Dominion Textile France S.a.r.L., a corporation organized under the laws of the Republic of France, (iii) Nordlys S.A., a company organized under the laws of the Republic of France, (iv) Nordlys UK Ltd., a corporation organized under the laws of the United Kingdom, and
               (v) Geca-Tapes B.V., a corporation organized under the laws of the Netherlands; and

          (C) Dominion Nonwovens Sudamerica, S.A., a corporation organized under the laws of Argentina in which Dominion holds a 50% interest.

     "Nonwovens Cash" means 42.6% of all Cash.

     "Nonwovens Contracts" means all Contracts pursuant to which DTA, Dominion or any of their Subsidiaries (determined immediately prior to the Break-Up) is a Party with respect to the Nonwovens Business.

     "Nonwovens Debt" means all Debt of DTA or any Nonwovens Subsidiary, in each case, directly related to the Nonwovens Business, outstanding as of the Break-Up Time.

     "Nonwovens Employee Arrangements" means Employee Arrangements for Nonwovens Employees.

     "Nonwovens Employee Benefit Plans" means any Employee Benefit Plan which provides benefits exclusively for Employees of the Nonwovens Business.

     "Nonwovens Employees" means employees of the Nonwovens Business.

     "Nonwovens Facilities" means the real property and facilities that currently are owned by, or leased to, DTA, Dominion or any of their Subsidiaries in connection with the operation of the Nonwovens Business.

     "Nonwovens Intellectual Property" means all right, title and interest of DTA, Dominion or any of their Subsidiaries in and to the Intellectual Property relating primarily to the Nonwovens Business. In no event shall Nonwovens Intellectual Property include the ownership of Dual Use Technology or any trademark, servicemark or trade or company name which contains the name "Swift," "Swift Textiles," "Swift Denim," "Klopman," "Dominion") or any other trade name, trademark or logo of the Apparel Fabrics or DIFCO Businesses or derivatives thereof; provided, however, that the Nonwovens Intellectual Property shall include PGI or its Subsidiaries' rights under the Intellectual Property Agreements contemplated by this Agreement.

     "Nonwovens Liabilities" means all Liabilities relating primarily to, or arising primarily out of, the Nonwovens Business as conducted at any time prior to, on or after the Closing Date, including (i) all Liabilities relating to or arising out of the Nonwovens Assets, (ii) all Nonwovens Debt, together with accrued but unpaid interest thereon at the Break-Up Time, (iii) all Liabilities with respect to Nonwovens Employees and Retired Nonwovens Employees, (iv) all Liabilities under the Nonwovens Employee Arrangements and Nonwovens Employee Benefit Plans, and (v) the obligations of DTA, Dominion and the Dominion Holding Companies (each with respect to the Nonwovens Business only), and of each of the Nonwovens Subsidiaries created pursuant to the Transaction Agreements; provided, notwithstanding the foregoing, the Nonwovens Liabilities shall not include any
(a) Apparel Fabrics Liabilities, (b) DIFCO Liabilities, (c) Split Liabilities, or (d) Proportional Liabilities.

     "Nonwovens Subsidiaries" means those Subsidiaries of DTA and Dominion comprising the Nonwovens Business, as identified in the definition thereof (including DT (USA), DomTex Industries, Inc., Dominion Textile Mauritius Inc. and Albuma).

     "Operating Agreement" means the Operating Agreement by and among DTA, PGI and G&L regarding Dominion, dated as of December 19, 1997, a copy of which is attached hereto as Exhibit B.

     "Other Employee Arrangements" has the meaning ascribed to such term in the Employee Matters Agreement.

     "Other Employee Benefit Plans" means any Employee Benefit Plan which provides benefits for individuals who are Employees of Dominion or any of its Subsidiaries, but who do not work primarily for any one of the Businesses.

     "Party" or "Parties" has the meaning set forth in the preface above.

     "Person" means an individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated association, any other entity, or a government or any department or agency or other unit thereof.

     "PGI" has the meaning set forth in the preface above.

     "PGI Contribution Note" means the $25.0 million subordinated promissory note issued by DTA to PGI on December 19, 1997 in connection with the take-up of Dominion common shares and First Preferred shares by DTA.

     "Prior Relationship" means the business and ownership relationships among DTA, Dominion and Dominion's direct and indirect Subsidiaries at any time prior to giving effect to the Winding Up, the Break-Up, and the other transactions described or contemplated herein.

     "Proportional Assets" means Assets that are part of, or resulted from, the Businesses as a whole on a shared basis, and Assets arising from or associated with the transactions contemplated by this Agreement and the other Transaction Agreements, including transaction-related Tax Assets (including any Tax benefits arising from the deductibility of bond redemption premiums, fees, expenses or similar payments arising out of the Break-Up), Cash and corporate Assets. Proportional

Assets are to be shared 57.4% by G&L (as purchaser of the Apparel Fabrics Business) and 42.6% by PGI (as purchaser of the Nonwovens Business).

     "Proportional Liabilities" means Liabilities that are part of, or resulted from, the Businesses taken as a whole on a shared basis, and Liabilities arising from or associated with the transactions contemplated by this Agreement and the other Transaction Agreements, including (i) the Tax Liabilities associated with the transactions contemplated hereby, including Taxes imposed in connection with separating the Apparel Fabrics Business and the Nonwovens Business and transferring such businesses to G&L and PGI, respectively, (ii) Tax Liabilities of DomTex (Asia) related to the loss of Overseas Headquarters status and the loss of the exemption under Section 13(10) of the Singapore Income Tax Act on dividends from DomTex B.V. to DomTex (Asia), (iii) any litigation costs and expenses related to the Acquisition (but not including any litigation which is solely among the parties hereto), (iv) any Corporate Debt, (v) any corporate overhead Liabilities, (vi) any transaction costs incurred by or on behalf of DTA or PGI solely in connection with the proposed Acquisition, including an amount necessary to compensate PGI and DTA for obtaining commitments for, and utilizing, the financing provided directly to DTA by the Chase Manhattan Bank and First Union National Bank pursuant to the commitment letter dated October 27, 1997 (including the interest expense incurred for the amount necessary to complete the Acquisition and related transactions), (vii) the principal amount of outstanding corporate indebtedness assumed by PGI, G&L, the Nonwovens Business, the DIFCO Business or the Apparel Fabrics Business or the amount paid to retire, repay or acquire outstanding corporate indebtedness (whether in the nature of payments of principal, interest, premiums, defeasance costs, tender payments, overdrafts, penalties, breakage costs, fees, litigation expenses, other expenses or indemnitees relating thereto) and Preferred Shares of Dominion, and (viii) similar Liabilities, but not including (x) the investment banking and merger and acquisition advisory fees specified in the definition of "Split Liabilities" or (y) any transaction costs, commitment fees or financing fees, payable by either PGI or G&L in connection with providing any other financing required to complete the Acquisition or the subsequent purchase and sale of the Apparel Fabrics Business and the Nonwovens Business. Proportional Liabilities are to be shared 57.4% by G&L (as purchaser of the Apparel Fabrics Business) and 42.6% by PGI (as purchaser of the Nonwovens Business).

     "Representatives" means directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

     "Retired Apparel Employees" has the meaning ascribed to such term in the Employee Matters Agreement.

     "Retired DIFCO Employees" has the meaning ascribed to such term in the Employee Matters Agreement.

     "Retired Nonwovens Employees" has the meaning ascribed to such term in the Employee Matters Agreement.

     "SD MergerCo" means 3427803 Canada Limited, a corporation organized under the laws of Canada, to which all of the Apparel Fabrics Assets and Apparel Fabrics Liabilities that previously constituted the Swift Denim division of Dominion are being contributed in connection with the transactions contemplated herein.

     "Split Assets" shall mean (i) Assets of former or discontinued operations (of any nature) including any Assets related to C.S. Brooks Corp., Dominion Textile Foundation, Dominion Yarn Corp., 159422 Canada Inc. and Pemtech Builders Inc. and any Assets related to the Dominion Terminated Benefit Plan and (ii) Assets not otherwise related to any of the Businesses, either individually or as a whole on a shared basis; provided, in no event shall Split Assets include Proportional Assets. Split Assets are to be shared 50.0% by G&L (as purchaser of the Apparel Fabrics Business) and 50.0% by PGI (as purchaser of the Nonwovens Business).

     "Split Assets and Liabilities Agreement" means the agreement to be entered into between G&L and PGI regarding the procedures of (a) disposition or division of Split Assets (b) disposition or division of Proportional Assets, (c) satisfaction or allocation of Split Liabilities and (d) satisfaction or allocation of Proportional Liabilities, in each case pursuant to the terms and conditions of this Agreement.

     "Split Liabilities" shall mean (i) all Liabilities associated with former or discontinued operations (of any nature) including any Liabilities related to C.S. Brooks Corp., Dominion Textile Foundation, Dominion Yarn Corp., 159422 Canada Inc. and Pemtech Builders Inc. and any Liabilities related to the Dominion Terminated Benefit Plan, (ii) the Liabilities not otherwise arising from or attributable to any of the Businesses, either individually or as a whole on a shared basis, (iii) environmental, retiree medical, or similar Liabilities related to former or discontinued operations, (iv) Liabilities related to investment banking and merger and acquisition advisory fees incurred by or on behalf of PGI or DTA in connection with the Acquisition; provided, in no event shall Split Liabilities include Proportional Liabilities. Proportional Liabilities are to be shared 50.0% by G&L (as purchaser of the Apparel Fabrics Business) and 50.0% by PGI (as purchaser of the Nonwovens Business).

     "Subsidiary" means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries Controls or owns, directly or indirectly, more than 50% of the stock of other equity interest entitled to vote on the election of the members to the board of directors or similar governing body.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code (S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Matters Agreement" means the agreement to be entered into pursuant to
Section 2.08 among G&L, PGI and DTA (or their respective Affiliates) with respect to certain Tax matters.

     "Third-Party Claim" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than any Party hereto or their respective Affiliates which gives rise to a right of indemnification hereunder.

     "Transaction Agreements" means this Agreement, the Stock Sale Agreements attached hereto, the Acquisition Agreement, the Operating Agreement and the Ancillary Separation Agreements.

     "Transferee" means any Person that will receive a transfer of Assets (including capital stock) pursuant to Article 2.

     "Transferor" means any Person that will make a transfer of Assets (including capital stock) pursuant to Article 2.

     "Winding Up" means the winding up of Dominion with and into DTA, as contemplated in Section 2.05.

     "ZBH" has the meaning set forth in the preface above.

     "ZBH Contribution Note" means the $54.0 million subordinated promissory note issued by DTA to ZBH on December 19, 1997 in connection with the take up of Dominion common shares and First Preferred shares by DTA.

                                   ARTICLE 2
                               The Transactions

     Section 2.01. Total Purchase Price. On and subject to the terms and conditions of this Agreement, (a) G&L shall purchase the Apparel Fabrics Business for a total of $464,524,157.34 (b) PGI shall purchase the Nonwovens Business and the DIFCO Business for a total of $351,695,749.27. Such amounts, which are calculated in accordance with the terms described in the Acquisition Agreement, including the DIFCO Adjustment, are set forth in detail on Exhibit C hereto.

     Section 2.02. Purchase and Sale of Businesses. On the terms and conditions set forth in this Agreement (including the manner in which each of the transactions shall be consummated as described in Section 2.06) and in the Stock Purchase Agreements attached hereto, the Parties agree that, on the Closing Date, immediately following the Winding Up and related transactions described in
Section 2.05, the following shall occur:

     (a) G&L (or any of its Subsidiaries) shall purchase from DTA, and DTA shall sell, transfer, convey and deliver to G&L (or such Subsidiaries), free and clear of all known liens or encumbrances in favor of G&L, all capital stock and Assets which collectively comprise the Apparel Fabrics Business, including (i) all outstanding shares of capital stock of the Apparel Fabrics Subsidiaries held directly or indirectly by DTA, (ii) all Apparel Fabrics Assets held directly by

DTA, (iii) any Apparel Fabrics Assets not held by DTA or one of the Apparel Fabrics Subsidiaries or otherwise not transferred pursuant to clauses (a)(i) and
(a)(ii) hereof, (iv) 50% of the Split Assets, and (vi) 57.4% of the Proportional Assets.

     (b) PGI (or any of its Subsidiaries) shall purchase from DTA, and DTA shall sell, transfer, convey and deliver to PGI (or such Subsidiary), free and clear of all known liens or encumbrances in favor of PGI: (1) all capital stock and Assets which collectively comprise the Nonwovens Business, including (i) all outstanding shares of capital stock of the Nonwovens Subsidiaries held directly or indirectly by DTA, (ii) all Nonwovens Assets held directly by DTA, (iii) any Nonwovens Assets not held by DTA or one of the Nonwovens Subsidiaries or otherwise not transferred pursuant to the preceding clauses (i) and (ii), (iv) 50% of the Split Assets, and (v) 42.6% of the Proportional Assets; and (2) all outstanding shares of capital stock of DIFCO MergerCo (which collectively represent the DIFCO Business).

     Section 2.03. Assumption of Liabilities.

     (a) Simultaneously with the actions referred to in Section 2.02(a), G&L (or its chosen Subsidiaries), in partial consideration for the transfer of the Apparel Fabrics Business, shall assume and on a timely basis pay, satisfy and discharge (or cause its Subsidiaries to pay, satisfy and discharge) in accordance with their terms, (i) any and all Apparel Fabrics Liabilities, (ii) 50% of all Split Liabilities, and (iii) 57.4% of all Proportional Liabilities.

     (b) Simultaneously with the actions referred to in Section 2.02(b), PGI (or its chosen Subsidiaries), in partial consideration for the transfer of the Nonwovens and DIFCO Businesses, shall assume and on a timely basis pay, satisfy and discharge (or cause its Subsidiaries to pay, satisfy and discharge) in accordance with their terms, (i) any and all Nonwovens Liabilities, (ii) any and all DIFCO Liabilities, (iii) 50% of all Split Liabilities, and (iv) 42.6% of all Proportional Liabilities.

     Section 2.04. Methods of Transfer and Assumption.

     (a) The Parties hereto agree that (i) any Transfer shall be effected by delivery by the Transferor to the Transferee of (A) with respect to those Assets which are evidenced by capital stock certificates or similar instruments, certificates duly endorsed in blank or accompanied by stock powers or other instruments of assignment executed in blank, (B) with respect to any real property interest and/or any improvements thereon, a grant deed or the equivalent thereof in accordance with local practice, and (C) with respect to all other Assets, such good and sufficient instruments of contribution, assignment, conveyance, transfer and delivery, in form and substance reasonably satisfactory to the appropriate Transferor and Transferee, as shall be necessary to vest in such Transferee, all of the Transferor's right, title and interest in and to any such Assets, (ii) the assumption of the Liabilities contemplated pursuant to Section 2.03 hereof shall be effected by delivery by the Party assuming such Liability to the Party which is the obligor under such Liability, of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to such two Parties, as shall be necessary for the assumption of such Liabilities. Each Party hereto also agrees to deliver to each other Party hereto such other documents, instruments, certificates and agreements as may be reasonably requested by any such other Party hereto in connection with the transactions contemplated hereby and to take such further action as may be reasonably necessary to carry out the provisions hereof, including appropriate transfer instruments if an Apparel Fabrics Asset, Nonwovens Asset or DIFCO Asset is inadvertently transferred to the incorrect Transferee. Notwithstanding any provision to the contrary contained in this Agreement, in the event and to the extent that there is any conflict between the provisions of this Agreement and the provisions of any of the instruments of transfer or assumption referred to in this Section 2.04, the provisions of this Agreement shall prevail and govern.

     (b) To the extent that any transfers contemplated hereby are not consummated prior to or at the Break-Up Time, the Parties hereto covenant and agree to take all actions reasonably necessary or appropriate to complete such transfers as promptly thereafter as shall be practicable, it nonetheless being understood and agreed to by each of the Parties that, subject to Section 2.07, no Party shall be liable in any manner to any Person who is not a Party to this Agreement for any failure of any Party of the transfers contemplated by this
Article 2 to be consummated on or subsequent to the Closing Date, whether or not all of the Assets (including capital stock) to be transferred or the Liabilities to be assumed pursuant to this Agreement shall have been legally transferred to or assumed by the relevant Transferee. The Parties agree that as of the Break-Up Time (a) G&L and PGI shall have, and shall be deemed to have acquired, complete and sole beneficial ownership over all of the Apparel Fabrics Business (in the case of G&L) and the Nonwovens and DIFCO Businesses (in the case of PGI), respectively (including the Apparel Fabrics Assets, the Nonwovens Assets, the DIFCO Assets, and their respective allocations of the Split Assets and the Proportional Assets, as applicable), together with all of the rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement and the other Transaction Agreements all of the Apparel Fabrics Liabilities (in the case of G&L), the Nonwovens and DIFCO Liabilities (in the case of PGI), and their respective allocations of Split Liabilities and the Proportional Liabilities, as applicable, and all of duties, obligations and responsibilities incident thereto.

     Section 2.05. Final Take-Up and Winding Up. On and subject to the terms and conditions of this Agreement, the Parties will consummate the following transactions on the Closing Date, in the immediate order of succession as listed:

     (a) DTA shall have acquired or acquire the remaining outstanding 566,199 common shares and 16 First Preferred shares of Dominion not owned by DTA pursuant to a transaction in accordance with Section 206 of the Canadian Business Corporation Act.

     (b) DTA shall have made or make an election under Section 338 of the Code with respect to the acquisition of the Dominion shares. DTA shall have caused or cause each Subsidiary of Dominion, other than DT (USA) and each Subsidiary directly held by DT (USA), to make a similar election under Section 338 of the Code.

     (c) Pursuant to the terms of the 2003 Tender Offer and 2006 Tender Offer, DT (USA) shall accept for purchase all 2003 Notes and 2006 Notes validly tendered and not revoked as of the expiration date of each offer, and the supplemental indentures (as described in the consent solicitations forming a part of the 2003 Tender Offer and 2006 Tender Offer) shall become effective on the terms set forth therein.

     (d) PGI shall loan DTA [REDACTED] in exchange for a note from DTA; immediately thereafter, DTA shall redeem the outstanding Second Preferred shares for [REDACTED].

     (e) DTA shall repay [REDACTED] plus accrued and unpaid interest, to The Chase Manhattan Bank with respect to the DTA senior credit facility.

     (f) DTA shall cause Dominion to, and Dominion shall, undergo a "winding up" pursuant to which all Assets of Dominion shall be transferred to DTA and all Liabilities of Dominion shall be assumed by DTA, and all of the outstanding common shares and First Preferred shares of Dominion held by DTA shall be redeemed.

     (g) DTA shall contribute the DIFCO Assets as a capital contribution to DIFCO MergerCo in exchange for 100 common shares and 100 preferred shares of DIFCO MergerCo and the assumption by DIFCO MergerCo of the DIFCO Liabilities and a note issued to DTA for [REDACTED].

     (h) DTA shall contribute all Apparel Fabrics Assets directly owned by DTA and immediately prior thereto used in the operation of the Swift Denim division of Dominion as a capital contribution to SD MergerCo in exchange for 1000 common shares of SD MergerCo and the assumption by SD MergerCo of all Apparel Fabrics Liabilities attributable to, arising out of or otherwise related to the operation of the Swift Denim division or the Assets contributed to SD MergerCo.

     Section 2.06. Transfer of Capital Stock and Assets; Certain Other Transactions. On and subject to the terms and conditions of this Agreement, following the actions to be taken in Section 2.05, the Parties will consummate the following transactions, in the immediate order of succession as listed:

     (a) Pursuant to the Stock Sale Agreement between such Parties attached hereto as Annex 2.06(a), PGI shall purchase all of the outstanding shares of capital stock of DIFCO MergerCo from DTA for total consideration of [REDACTED] cash and the note issued by DIFCO MergerCo to DTA for an additional [REDACTED].

     (b) DTA shall repay intercompany debt of [REDACTED] to DomTex (Asia) and [REDACTED] to DomTex B.V.

     (c) Pursuant to the Stock Sale Agreement between such Parties attached hereto as Annex 2.06(c), DTA shall transfer to G&L all of the outstanding shares of capital stock of DomTex (Asia), valued at [REDACTED], in partial satisfaction of the G&L Contribution Note.

     (d) Pursuant to the Stock Sale Agreements between such Parties attached hereto as Annexes 2.06(d)(1) and 2.06(d)(2), Albuma shall transfer to DomTex B.V. all of its shares of capital stock of Klopman International SpA (representing a 26% interest) for total consideration of [REDACTED], and Albuma shall transfer to DomTex B.V. all of its shares of capital stock of Swift Textiles France S.A. (representing a 50% interest) for total consideration of [REDACTED].

     (e) PGI shall loan Albuma [REDACTED] in exchange for a note; immediately thereafter, pursuant to the Stock Sale Agreement between such Parties attached hereto as Annex 2.06(e), DomTex B.V. shall transfer to Albuma S.A. all of its shares of capital stock of Dominion Textile France S.a.r.L. for [REDACTED].

     (f) PGI shall lend Chicopee Holdings, B.V. [REDACTED] in exchange for a note; immediately thereafter, pursuant to the Stock Sale Agreements between such Parties attached hereto as Annexes 2.06(f)(1) and 2.06(f)(2), Chicopee Holdings, B.V. shall acquire all of the outstanding shares of Nordlys UK Ltd. from DomTex B.V. for [REDACTED], and Chicopee Holdings, B.V. shall acquire all of the outstanding shares of Geca-Tapes B.V. from DomTex B.V. for [REDACTED].

     (g) PGI shall purchase from DomTex B.V. [REDACTED] of outstanding indebtedness owed by Nordlys S.A. and Geca-Tapes B.V. to DomTex B.V. Pursuant to the Consent attached hereto as Exhibit D, this indebtedness is being transferred in the presence of an authorized representative of Nordlys S.A.

     (h) DomTex B.V. shall lend [REDACTED] to DomTex (Asia) in exchange for a note; immediately thereafter, DomTex (Asia) shall repay to DT (USA) a total of [REDACTED] (representing principal and accrued interest), including [REDACTED] withholding taxes to be forwarded to Singapore taxing authorities, with respect to the outstanding intercompany convertible debt instruments (original aggregate principal amount of [REDACTED]).

     (i) DT (USA) shall make a capital contribution of all intercompany debts owed to it by its wholly-owned Subsidiary, Swift Textiles Inc., to the capital of Swift Textiles Inc.

     (j) Pursuant to the Stock Sale Agreement between such Parties attached hereto as Annex 2.06(j), G&L shall purchase all of the outstanding shares of capital stock of DT (USA) Exports Inc. and all of the outstanding shares of capital stock of Swift Textiles Inc. from DT (USA) for total consideration of [REDACTED].

     (k) Pursuant to the terms of the 2003 Tender Offer and 2006 Tender Offer, DT (USA) shall forward [REDACTED] to the Depositary of the 2003 and 2006 Tender Offers in respect of payment for all of the 2003 Notes and 2006 Notes previously accepted for purchase; immediately thereafter, DT (USA) shall loan PGI [REDACTED] (in exchange for an intercompany note).

     (l) Pursuant to the Stock Sale Agreement between such Parties attached hereto as Annex 2.06(l), DTA shall transfer to PGI all of the outstanding shares of capital stock of DT (USA), valued at [REDACTED], in full satisfaction of its note owed to PGI issued pursuant to Section 2.05(d).

     (m) Pursuant to the Stock Sale Agreement between such Parties attached hereto as Annex 2.06(m), DTA shall transfer to PGI all of the outstanding shares of capital stock of Dominion Textile Mauritius, Inc. for total consideration of [REDACTED].

     (n) Pursuant to the Stock Sale Agreement between such Parties attached hereto as Annex 2.06(n), DTA shall transfer to G&L all of the outstanding shares of common stock of SD MergerCo for total consideration of [REDACTED] comprised of [REDACTED] in cash and full satisfaction of the [REDACTED] outstanding balance of the G&L Contribution Note.

     (o) G&L shall purchase from DT (USA) the remainder of the outstanding convertible note issued by DomTex (Asia) to DT (USA) (original aggregate principal amount of [REDACTED]) for [REDACTED].

     (p) DT (USA) shall repay [REDACTED] in indebtedness to DTA.

     (q) DTA shall repay the PGI Contribution Note, the ZBH Contribution Note and the InterTech Contribution Note, each with accrued but unpaid interest.

     (r) DTA shall pay transaction related and other expenses.

     (s) DTA shall redeem the 28 common shares of DTA held by InterTech for total consideration of [REDACTED].

     Section 2.07. Consents; Nonassignable Contracts. Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to assign any Contract or Asset if an assignment or attempted assignment of the same without the consent or approval of another Person would constitute a breach thereof or in any way impair the rights of a Party thereunder. Each Party hereby agrees to use commercially reasonable efforts to obtain (or cause its Subsidiaries to obtain) any consent or approval required to assign any Contract or Asset pursuant to this Agreement; provided, however, that the transferring Party shall not be obligated to pay any consideration therefor (except for filing fees and other administrative charges) to the third party from whom such consent or approval is requested. If any such consent is not obtained or if an attempted assignment would be ineffective or would impair such Party's rights under any such Contract or Asset so that the Party entitled to the benefits of such purported transfer (the "Intended Transferee") would not receive all such rights, then (x) the Party purporting to make such transfer (the "Intended Transferor") shall use commercially reasonable efforts to provide or cause to be provided to the Intended Transferee, to the extent permitted by law, the benefits of any such Contract or Asset and the Intended Transferor shall promptly pay or cause to be paid to the Intended Transferee when received all moneys received by the Intended Transferor with respect to any such Contract or Asset and (y) in consideration thereof the Intended Transferee shall pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor's Liabilities thereunder in a timely manner and in accordance with the terms thereof. In addition, the Intended Transferor shall take such other actions as may reasonably be requested by the Intended Transferee in order to place the Intended Transferee, insofar as reasonably possible, in the same position as if such Contract or Asset had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to the Intended Transferee. If and when such consents and approvals are obtained, the transfer of the applicable Contract or Asset shall be effected in accordance with the terms of this Agreement.

     Section 2.08. Other Agreements.

     (a) Within 90 days after the execution of this Agreement (and the related Stock Sale Agreements attached hereto), the Parties hereto shall enter into agreements, effective as of the Break-Up Time, embodying certain relationships among such Parties after the Closing Date with respect to the Apparel Fabrics Business, the Nonwovens Business and the DIFCO Business, including the Tax Matters Agreement, the Employee Matters Agreement, the Intellectual Property Agreements, the Insurance Matters Agreement, the Transition Services Agreement and the Split Assets and Liabilities Agreement (such agreements collectively referred to as the "Ancillary Separation Agreements"). Each Party agrees to work in good faith to negotiate and execute the Ancillary Separation Agreements, as soon as practicable following the Closing Date, on terms consistent with those set forth and contemplated by this Agreement and the Acquisition Agreement.

     (b) Prior to the time at which the pertinent agreement described in subsection (a) of this Section 2.08 has been executed, neither G&L nor PGI shall take any material action (including the disposition of any such Assets or the resolution, defense or settlement of any such Liabilities) with respect to any Split Assets or Split Liabilities, Proportional Assets or Proportional Liabilities, any Tax matters, Employee Benefit Plan matters, Intellectual Property matters or intercompany transitional services without the express written consent of G&L (in the case of PGI) or PGI (in the case of G&L). With respect to any third party claims arising out of or relating to any Split Assets, Split Liabilities, Proportional Assets, or Proportional Liabilities, PGI and G&L agree to cooperate in good faith with respect to the resolution, defense and/or settlement of such claims, on terms and conditions consistent with
Section 9.03 hereof.

     Section 2.09. Intercompany Balance and Expense True-Up.

     (a) PGI and G&L each acknowledge that certain intercompany account balances incorporated into the calculations of certain dollar amounts in this Agreement (including the calculation of the Purchase Price herein) are based on estimated balances as of December 31, 1997. Within 90 days from the Closing Date, each of PGI and G&L shall ascertain the actual intercompany account balances as of the Closing Date for each of their respective Subsidiaries as they relate to the acquired Businesses, and shall work in good faith to settle amounts owed between such Parties as a result of any differences in such accounts. For the avoidance of doubt, no settlement of such balances shall affect the agreement of the parties that after giving effect to Section 2.09(b), 57.4% of the Cash shall be the Assets of G&L (or its Subsidiaries and Investments) and 42.6% of the Cash shall be the Assets of PGI (or its Subsidiaries).

     (b) Within 45 days of the Closing Date, (i) PGI and G&L shall calculate and submit to each other final determinations of all fees and expenses associated with the transactions contemplated herein and (ii) PGI and G&L shall make a joint determination of Cash. To the extent that either (x) G&L (together with its Subsidiaries and Investments) shall have received in excess of 57.4% of Cash or (y) PGI (together with its Subsidiaries and Investments) shall have received in excess of 42.6% of Cash, the party receiving such excess amount shall make a cash payment to the other party so that following such payment G&L (together with its Subsidiaries and Investments) shall have received 57.4% of Cash and PGI (together with its Subsidiaries and Investments) shall have received 42.6% of Cash. To the extent that such expenses constitute Split Liabilities or Proportional Liabilities or otherwise affect the relative purchase price to be paid by each Party (as contemplated herein and in the Acquisition Agreement), PGI and G&L shall work in good faith to settle the net difference resulting between the parties by virtue of such expenses pursuant to the terms and conditions of this Agreement.

     (c) In the event that any dispute arises with respect to payments to be made pursuant to Section 2.09(a) or (b), the Parties shall resolve such dispute in accordance with Section 10.08.

                                   ARTICLE 3
                         Representations and Warranties

     Section 3.01. Representations and Warranties of G&L. G&L represents and warrants to PGI that the statements contained in this Section 3.01 are true and correct as of the date hereof.

     (a) Organization. G&L is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

     (b) Authorization of Transaction. G&L and its Subsidiaries have full power and authority pursuant to their corporate charters to execute and deliver this Agreement and the other Transaction Agreements, as applicable, and to perform their obligations thereunder. Each of this Agreement and the other Transaction Agreements constitutes or will constitute the valid and legally binding obligation of G&L (or any Subsidiary a party thereto), enforceable in accordance with its respective terms and conditions. G&L need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Transaction Agreements, except such as have been given, made or obtained.

     (c) Sufficient Funds. G&L and its Subsidiaries have cash available, and/or has obtained binding commitments from one or more financial institutions, in amounts sufficient to pay on the Closing Date the purchase price for the Apparel Fabrics Business as provided in Article 2.

     (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which G&L (or any of its Subsidiaries) is subject or any provision of their charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which G&L (or any of its Subsidiaries) is a Party or by which it is bound or to which any of its assets is subject, in each case except as would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (e) Investment. Neither G&L nor its Subsidiaries are acquiring the shares of capital stock of any of the Apparel Fabrics Subsidiaries with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

     Section 3.02. Representations and Warranties of PGI. PGI represents and warrants to G&L that the statements contained in this Section 3.02 are true and correct as of the date hereof.

     (a) Organization. PGI and DTA are corporations organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation.

     (b) Authorization of Transaction. PGI and its Subsidiaries have full power and authority pursuant to their corporate charters to execute and deliver this Agreement and the other Agreements and to perform their obligations thereunder. Each of this Agreement and the other Transaction Agreements constitutes or will constitute the valid and legally binding obligation of PGI and DTA (and any other Subsidiaries a party thereto), enforceable in accordance with its respective terms and conditions. Neither PGI nor DTA need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Transaction Agreements, except such as have been given, made or obtained.

     (c) Sufficient Funds. PGI and its Subsidiaries have cash available, and/or have obtained binding commitments from one or more financial institutions, in amounts sufficient to pay on the Closing Date the purchase price for the Nonwovens Business as provided in Article 2.

     (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which PGI (or any of its Subsidiaries) is subject or any provision of their charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which PGI (or any of its Subsidiaries) is a Party or by which it is bound or to which any of its assets is subject, in each case except as would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (e) Investment. Neither PGI nor any of its Subsidiaries are acquiring the shares of capital stock of any of the Nonwovens Subsidiaries with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

     Section 3.03. Assets and Capital Stock Transferred "As Is."

     (a) The Parties understand and agree that the Parties are not in this Agreement or in any other agreement or document contemplated by this Agreement (including the other Transaction Agreements) representing or warranting in any way (a) as to the value or freedom from encumbrance of, or any other matter concerning, any Assets or (b) as to the legal sufficiency to convey title to any of the Assets by the execution and delivery of this Agreement and the Stock Sale Agreements attached hereto, IT BEING AGREED AND UNDERSTOOD THAT ALL SUCH ASSETS ARE BEING TRANSFERRED "AS IS," "WHERE IS," and "WITH ALL FAULTS" and that each Party shall bear the economic and legal risk that any conveyances of such assets shall prove to be insufficient or that a Party's title to any such assets shall be other than good and marketable and free from encumbrances. Similarly, the Parties understand and agree that the Parties are not in this Agreement or in any other agreement or document contemplated by this Agreement, representing or warranting in any way that the obtaining of the consents or approvals, the execution and delivery of any amendatory agreements and the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable laws or judgments, it being understood and agree that, subject to Section 2.07 hereof, each Party shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with.

     (b) Each Party acknowledges that it has had sufficient opportunity to make whatever investigation it has deemed necessary and advisable for purposes of determining whether or not to enter into the Transaction Agreements and acknowledges and agrees that, EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS CONTAINED IN THIS AGREEMENT, SUCH PARTY IS ACQUIRING THE APPAREL FABRICS BUSINESS OR THE NONWOVENS AND DIFCO BUSINESSES, AS APPLICABLE, IN RELIANCE UPON ITS OWN INVESTIGATION AND WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR ANY OTHER IMPLIED WARRANTIES WHATSOEVER BY ANY OTHER PARTY TO THIS AGREEMENT.

                                   ARTICLE 4
                                   Conditions

     Section 4.01. Conditions to the Obligations of G&L. The obligations of G&L (and its Subsidiaries) to consummate the transactions contemplated hereby shall be subject to the condition that each of the conditions set forth below shall have been satisfied or waived by the Parties for whose benefit such condition exists.

     (a) the representations and warranties set forth in Section 3.02 shall be true and correct in all material respects at and as of the Closing Date;

     (b) provisions shall have been made for the G&L Contribution Note to be repaid in full by DTA on the Closing Date;

     (c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or the other Transaction Agreements;

     (d) all applicable waiting periods (and any extensions thereof) under the HSR Act and any applicable European or national merger regulations shall have expired or otherwise been terminated;

     (e) provisions shall have been made for the purchase by DT (USA) on the Closing Date of all 2003 Notes and 2006 Notes validly tendered in the 2003 Tender Offer and the 2006 Tender Offer; and

     (f) provisions shall have been made for the full repayment of all senior indebtedness of Dominion and its Subsidiaries, and for the redemption of all Second Preferred shares of Dominion by DTA on the Closing Date.

     Section 4.02. Conditions to the Obligations of PGI. The obligations of PGI (and its Subsidiaries) to consummate the transactions contemplated hereby shall be subject to the condition that each of the conditions set forth below shall have been satisfied or waived by the Party for whose benefit such condition exists.

     (a) the representations and warranties set forth in Section 3.01 shall be true and correct in all material respects at and as of the Closing Date;

     (b) provisions shall have been made for the PGI Contribution Note, the ZBH Contribution Note and the InterTech Contribution Note to be repaid in full by DTA on the Closing Date;

     (c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or the other Transaction Agreements;

     (d) all applicable waiting periods (and any extensions thereof) under the HSR Act and any applicable European or national merger regulations shall have expired or otherwise been terminated;

     (e) provisions shall have been made for the purchase by DT (USA) on the Closing Date of all 2003 Notes and 2006 Notes validly tendered in the 2003 Tender Offer and the 2006 Tender Offer; and

     (f) provisions shall have been made for the full repayment of all senior indebtedness of Dominion and its Subsidiaries, and for the redemption of all Second Preferred shares of Dominion by DTA on the Closing Date.

                                   ARTICLE 5
                      Disclosure and Access to Information

     Section 5.01. Restrictions on Disclosure of Information.

     (a) Without limiting its obligations under any other agreement between or among the Parties hereto and/or any of their respective Affiliates relating to confidentiality, subject to Section 5.02, each of the Parties hereto agrees that it shall not, and shall not permit any of its Affiliates or Representatives to, disclose any Confidential Information to any Person, other than to such Affiliates, Representatives or lenders and other financing parties on a need-to-know basis in connection with the purpose for which the Confidential Information was originally disclosed. Notwithstanding the foregoing, each of the Parties hereto and its respective Affiliates and Representatives may disclose such Confidential Information, and such Information shall no longer be deemed Confidential Information, to the extent that such Party can demonstrate that such Confidential Information is or was (i) available to such Party (A) not as a result of the Acquisition Relationship, and (B) outside the context of the Prior Relationship, on a nonconfidential basis prior to its disclosure by the other Party, (ii) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the Parties hereto and/or any of their respective Affiliates relating to confidentiality, or (iii) lawfully acquired outside the context of the Acquisition Relationship and the Prior Relationship on a nonconfidential basis or independently developed by, or on behalf of, such Party by Persons who do not have access to, or descriptions of, any such Confidential Information.

     (b) Each of the Parties hereto shall maintain, and shall cause their respective Affiliates to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 5.01.

     (c) Notwithstanding any provision in this Agreement to the contrary, this
Section 5.01 shall not preclude the parties hereto from including any Confidential Information in (i) any filings to be made pursuant to the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, or (ii) any filings, correspondence or other information to be provided to any Tax authority; provided, that (i) only such portion as is reasonably necessary to be disclosed shall be disclosed, and (ii) the disclosing party shall give the other Party five business days prior notice of any disclosure, providing the Owning Party with a copy of the Confidential Information to be disclosed at such time.

     Section 5.02. Legally Required Disclosure of Confidential Information. If any of the Parties to this Agreement or any of their respective Affiliates or Representatives becomes legally required to disclose any Confidential Information, such disclosing Party shall promptly notify the Party owning the Confidential Information (the "Owning Party") and shall use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 5.02. All expenses incurred by the disclosing Party in seeking a protective order or other remedy shall reasonably be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 5.02, the disclosing Party or its Affiliate or Representative, as applicable, shall (a) disclose only that portion of the Confidential Information which its legal counsel advises it is compelled to disclose or else stand liable for contempt or suffer other similar significant corporate censure or penalty, (b) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Confidential Information, and
(c) promptly provide the Owning Party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a description of all Persons to whom such Confidential Information was disclosed.

     Section 5.03. Access to Information.

     (a) Until the ten-year anniversary of the Closing Date, each of the Parties hereto shall cooperate with and afford, and shall cause their respective Affiliates and Representatives to cooperate with and afford, to the other Party reasonable access upon reasonable advance written request to all Information (other than Information protected from disclosure by the attorney client privilege or work product doctrine) created prior to the Break-Up within such Party's (or its Affiliates' or Representatives') possession. Access to the requested information shall be provided so long as it relates to the requesting Party's (the "Requestor") business, assets or liabilities, and access is reasonably required by the Requestor as a result of the Parties' Prior Relationship for purposes of auditing, accounting, claims or litigation (except for claims or litigation between the Parties hereto), employee benefits, regulatory or tax purposes or fulfilling disclosure or reporting obligations including, without limitation, Information reasonably necessary for the preparation of reports required by or filed under the Securities Exchange Act of 1934, as amended, with respect to any period entirely or partially prior to the Closing Date.

     (b) Access as used in this Section 5.03 shall mean the obligation of a Party in possession of Information (the "Possessor") requested by the Requestor to exert its reasonable best efforts to locate all requested Information that is owned and possessed by Possessor, its Affiliates or Representatives. The Possessor, at its own expense, shall conduct a diligent search designed to identify all requested Information and shall collect all such Information for inspection by the Requestor during normal business hours at the Possessor's place of business. Subject to confidentiality and/or security provisions as the Possessor may reasonably deem necessary, the Requestor may have all requested Information duplicated at Requestor's expense. Alternatively, the Possessor may choose to deliver, at its own expense, all requested Information to the Requestor in its original form. If so, the Possessor shall notify the Requestor in writing at the time of delivery if such Information is to be returned to the Possessor. In such case, the Requestor shall return such Information when no longer needed to the Possessor at the Possessor's expense.

     (c) In connection with providing Information pursuant to this Section 5.03, each of the Parties hereto shall upon the request of the other Party make available its respective employees (and those of their respective Affiliates and Representatives) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the requesting Party.

     (d) During the ten-year period described herein, the Parties shall maintain Information in their possession at the Closing Date in accordance with their respective corporate records retention policies; provided, however, that prior to disposing of any Information in accordance with such policies, the Parties hereto shall provide written notice to the other Party of its intent to dispose of such Information and shall provide such other Party the opportunity to take ownership and possession of such Information (at such other Party's sole expense) within 90 days after such notice is delivered. If such other Party does not confirm its intention in writing to take ownership and possession of such Information within such 90-day period, the Party who possesses the Information may proceed with the disposition of such Information. Written notice of intent to dispose of Information shall include a description of the Information in detail sufficient to allow the other Party to reasonably assess its potential need to retain such Information.

     Section 5.04. Production of Witnesses. Until the six-year anniversary of the Closing Date, each of the Parties hereto shall use all commercially reasonable efforts, and shall cause each of their respective Affiliates to use all commercially reasonable efforts, to make available to each other, upon written request, its directors, officers, employees and other Representatives as witnesses to the extent that any such Person may reasonably be required (giving consideration to the business demands upon such Persons) in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved; provided, however, that with respect to any legal or administrative proceedings relating to the tax liability of any of the Parties hereto or any of their respective Affiliates, each of the Parties hereto shall, and shall cause each of their respective Affiliates to, make their directors, officers, employees and other Representatives available as witnesses until such time as the statute of limitations for all tax years prior to and including the year in which the Break-Up is consummated have expired.

     Section 5.05. Reimbursement. Each Party to this Agreement providing access, information or witnesses to another Party pursuant to Sections 5.03 or 5.04 shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all reasonable out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expense) as may be reasonably incurred in providing such information or witnesses.

                                   ARTICLE 6
                               Insurance Matters

     Section 6.01. Cooperation in Insurance Matters. Prior to the Break-Up, Dominion has maintained insurance programs which provide certain coverages for a number of entities, including Dominion and certain or all of the Apparel Fabrics Subsidiaries and Nonwovens Subsidiaries, their respective Affiliates, their officers and directors, and other insured Parties. From and after the Break-Up Time, except as provided herein, G&L and PGI shall be responsible for obtaining and maintaining their own insurance programs with respect to the Businesses acquired pursuant to this

Agreement. Notwithstanding the foregoing, (1) each Party, upon the request of any other Party, shall use commercially reasonable efforts to assist such Party in the transition to its own separate insurance coverage from and after the Break-Up Time, and shall provide such Party with any information that is in its possession and is reasonably available and necessary to either obtain such insurance coverage or to assist such Party in preventing gaps in its insurance coverages, (2) each Party on the request of any other Party shall cooperate with and use commercially reasonable efforts to assist such Party in the collection of proceeds from insurance claims made under any insurance policy for the benefit of any insured Party, and (3) neither G&L nor PGI, nor any of their Affiliates, shall take any action that would jeopardize or otherwise interfere with any Party's ability to collect any proceeds payable pursuant to any insurance policy.

     Section 6.02. Collection of Insurance Proceeds. In the event that either G&L or PGI (or any of their respective Subsidiaries) collects insurance proceeds with respect to a claim relating to Assets other than those acquired with such Party's purchase of its respective Business or Businesses pursuant to this Agreement, such Party shall promptly forward the portion of the proceeds of the claim that relate to such nonacquired assets to the other Party. If the claim results in proceeds with respect to any Proportional Assets or any Proportional Liability, the proceeds shall be allocated 57.4% in favor of G&L and 42.6% in favor of PGI. If the claim results in proceeds with respect to any Split Assets or Split Liability, the proceeds shall be split 50/50 between G&L and PGI.

     Section 6.03. Other Insurance Matters. In addition to the provisions set forth in this Agreement, the rights and obligations of each of the Parties with respect to insurance matters, and the procedures for submitting claims with respect to events, acts or omissions first occurring prior to the Break-Up Time, shall be governed by the Insurance Matters Agreement.

                                   ARTICLE 7
                      Employees; Intercompany Arrangements

     Section 7.01. Employee Matters.

     (a) Effective as of the Break-Up Time, (i) those Apparel Fabrics Employees who are employed by DTA or any of its Subsidiaries in the Apparel Fabrics Business immediately after the Winding Up and prior to the Break-Up Time, shall become employed by G&L or any of its Subsidiaries and (ii) those Nonwovens Employees and DIFCO Employees who are employed by DTA or any of its Subsidiaries in the Nonwovens and DIFCO Businesses immediately after the Winding Up and prior to the Break-Up Time shall become employed by PGI or its Subsidiaries.

     (b) In addition to the provisions set forth in this Agreement, the rights and obligations of the Parties with respect to (i) Employee Benefit Plans for the benefit of employees and former employees (and their beneficiaries) of Dominion and its Subsidiaries (including the Apparel Fabric Subsidiaries, the Nonwovens Subsidiaries and DIFCO), (ii) all Contracts relating to medical, dental and other services entered into by Dominion or any of such Subsidiaries existing for the benefit of their employees, and (iii) any other employee matters, shall be set forth in the Employee Matters Agreement.

     (c) The parties hereby acknowledge that on January 27, 1998, G&L made a payment of $3 million to the Pension Benefit Guaranty Corporation in connection with Liabilities of certain Employee Benefits Plans that are specifically identifiable with the Apparel Fabrics Business. In the event that any portion of the Liability in respect of which such $3 million payment was made to the PBGC is hereafter determined to be a Split Liability or Proportional Liability, then such payment shall be taken into account in the calculation of Split Liabilities and/or Proportional Liabilities, as the case may be.

     Section 7.02. Intercompany Arrangements.

     (a) Except as specifically provided by this Agreement or the other Transaction Agreements, to the extent that DTA, Dominion, any Apparel Fabric Subsidiary, any Nonwovens Subsidiary or DIFCO are providing or selling, as of the Closing Date, to each other, or charging each other for, any services or products pursuant to any written agreement or arrangement, then such agreement or arrangement shall not be deemed altered, amended or terminated as a result of this Agreement or the consummation of the transactions contemplated hereby; provided; however, that following the Closing Date, any services and products to be provided which were not subject to a written agreement or arrangement shall be provided only on an arm's length basis. Nothing in this Section 7.02 shall require or authorize any Party to provide and charge each other for any services other than on the terms and conditions specified herein or in the Ancillary Separation Agreements.

     (b) If not fully settled pursuant to the actions set forth in this Article 2, the Parties hereto agree to take all action as may be necessary in order to eliminate (whether through repayment, forgiveness or otherwise) all intercompany balances outstanding as of the Break-Up Time between any of the Parties within 60 days of the Closing Date.

     Section 7.03. Products, Supplies and Documents. Each Party shall have the right to use, for a period not to exceed six months following the Closing Date, existing products, supplies and documents (including purchase orders, forms, labels, shipping materials, catalogues, sales brochures, operating manuals, instructional documents and similar materials, and advertising material) being transferred to it pursuant to this Agreement which have imprinted thereon any Intellectual Property not transferred to such Party as part of such Party's respective acquired Business; provided, that each Party agrees (i) to use only those such supplies and documents existing in inventory as of the Closing Date,
(ii) to conspicuously state on such supplies and documents when used that they are no longer documents of the Party to whom such Intellectual Property refers (or otherwise identifies), and (iii) to not order or utilize in any manner any additional supplies or documents containing any such Intellectual Property owned by another Party to this Agreement.

                                   ARTICLE 8
                                    Survival

     Section 8.01. No Survival of Representatives and Warranties. None of the representations and warranties of this Agreement shall survive the Closing Date.

     Section 8.02. Survival of Agreements.

     (a) Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date.

     (b) The obligations of the Parties under this Agreement shall survive the sale or other transfer by any of them of any Assets or businesses or the assignment by any of them of any Liabilities. To the extent any Party transfers to another Party other than a Subsidiary of such Party any of Apparel Fabric Liabilities (in the case of G&L) or the Nonwovens or DIFCO Liabilities (in the case of PGI), except for amounts of such Liabilities which are not material individually or in the aggregate, such Party will cause the transferee of such Liabilities to assume specifically its obligations with respect thereto under this Agreement and will cause such transferee to fulfill its obligations related to such Liabilities. In the event the transferee of the such Liabilities does not fulfill its obligations with respect thereto, the relevant Party previously transferring such Liabilities shall fulfill their obligations with respect thereto.

                                   ARTICLE 9
                                Indemnification

     Section 9.01. Indemnification by G&L. G&L shall indemnify, defend and hold harmless PGI and its Subsidiaries, their respective successors-in-interest, and each of their respective past and present Representatives (collectively, the "PGI Indemnitees") against any losses, claims, damages, liabilities or actions, arising, whether prior to or following the Break-Up, out of or in connection with the Apparel Fabrics Liabilities (including in connection with any breach by G&L or any of its Subsidiaries (including the Apparel Fabrics Subsidiaries) of any terms of the Transaction Agreements), the Apparel Fabrics Assets or the Apparel Fabrics Business, and G&L shall reimburse the PGI Indemnitees for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action.

     Section 9.02. Indemnification by PGI. PGI shall indemnify, defend and hold harmless G&L and its Subsidiaries, their respective successors-in-interest, and each of their respective past and present Representatives (collectively, the "G&L Indemnitees") against any losses, claims, damages, liabilities or actions, arising, whether prior to or following the Break-Up, out of or in connection with the Nonwovens Liabilities or the DIFCO Liabilities (including in connection with any breach by PGI or any of its Subsidiaries (including the Nonwovens Subsidiaries and DIFCO MergerCo) of any terms of the Transaction Agreements), the Nonwovens or DIFCO Assets, or the Nonwovens or DIFCO Businesses, and PGI shall reimburse the G&L Indemnitees for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action.

     Section 9.03. Indemnification Concerning Proportional Liabilities and Split Liabilities.

     (a) PGI shall indemnify, defend and hold harmless the G&L Indemnitees against any losses (including reasonable legal fees and expenses), claims, damages, liabilities or actions which may be incurred by the G&L Indemnitees, whether prior to or following the Break-Up, which would be characterized as Split Liabilities or Proportional Liabilities, in excess of (i) 50% of the Aggregate Net Split Liabilities or (ii) 57.4% of the Aggregate Net Proportional Liabilities, as the case may be.

     (b) G&L shall indemnify, defend and hold harmless the PGI Indemnitees against any losses, claims, damages, liabilities or actions which may be incurred by the PGI Indemnitees, whether prior to or following the Break-Up, which would be characterized as Split Liabilities or Proportional Liabilities, in excess of (i) 50% of the Aggregate Net Split Liabilities or (ii) 42.6% of the Aggregate Net Proportional Liabilities, as the case may be.

     (c) For purposes of this Section 9.03 "Aggregate Net Split Liabilities" means the aggregate net Split Liabilities after reducing such amount by the aggregate amount of all Split Assets, and "Aggregate Net Proportional Liabilities" means the aggregate net Proportional Liabilities after reducing such amount by the aggregate amount of all Proportional Assets.

     Section 9.04. Indemnification Procedures.

     (a) If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification, such Indemnitee shall give such Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section 9.04 shall not relieve any Indemnifying Party of its obligations under this Section 9.04, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

     (b) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within ten Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third Party claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such Indemnifying Party shall keep the

Indemnitee reasonably informed as to the status of the defense of such Third Party Claim, and shall provide copies of documentation reasonably requested with respect to such proceedings. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Section
9.04 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such Indemnitee shall have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction ("Separate Counsel"), to represent such Indemnitee in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment at any time, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, or there may be defenses available to such Indemnitee which are different from or in addition to those available to such Indemnifying Party and the representation of both Parties by the same counsel would be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third-Party Claim and (ii) each of such Indemnifying Party and such Indemnitee shall have the right to conduct its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 9.04 within the period of ten Business Days described above, the Indemnitee may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); provided, however, that no such Indemnitee may compromise or settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that would be reasonably likely to have a material adverse effect on the Indemnitee.

     Section 9.05. Certain Limitations.

     (a) The amount of any indemnifiable losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including amounts actually recovered under insurance policies) with respect to such indemnifiable losses or other liability. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnitee upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnitee recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the

Indemnitee shall promptly remit to the Indemnifying Party the excess (if any) of
(A) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (B) the full amount of such indemnifiable loss or other liability.

     (b) The amount of any loss or other liability for which indemnification is provided under this Agreement shall be (i) increased to take account of any net Tax cost incurred by the Indemnitee arising from the receipt or accrual of an indemnification payment hereunder (i.e., grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnitee arising from incurring or paying such loss or other liability. In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified loss. Any indemnification payment hereunder shall initially be made without regard to this
Section 9.05(b) and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the Indemnitee's liability for Taxes, and payments between such indemnified Parties to reflect such adjustment shall be made if necessary.

     (c) Any indemnification payment made under this Agreement shall be characterized for Tax purposes as if such payment were made immediately prior to the Break-Up.

     Section 9.06. Exclusivity of Tax Indemnification. Notwithstanding anything in this Agreement to the contrary, the terms of the Tax Matters Agreement shall govern the rights and obligations among the Parties with respect to indemnification relating to Taxes.

                                  ARTICLE 10
                                 Miscellaneous

     Section 10.01. Entire Agreement. This Agreement, the Acquisition Agreement, and the other Transaction Agreements collectively constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. For the avoidance of doubt, any references in the Acquisition Agreement to any proportional split of Assets or Liabilities that was to be made 60% to the Apparel Fabrics Business and 40% to the Nonwovens Business is hereby agreed to be 57.4% to the Apparel Fabrics Business and 42.6% to the Nonwovens Business as a result of the DIFCO Adjustment.

     Section 10.02. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of any jurisdiction other than the State of New York.

     Section 10.03. Descriptive Headings; Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     Section 10.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with telephonic confirmation to the receiving party followed by delivery by overnight courier, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties as follows:

     if to PGI:

                c/o Polymer Group, Inc.
                4838 Jenkins Avenue
                N. Charleston, SC 29405
                Attention:  Jerry Zucker
                Telecopy:  (803) 747-4092

     with a copy to:

                Kirkland & Ellis
                200 East Randolph Drive
                Chicago, IL 60601
                Attention:  H. Kurt von Moltke
                Telecopy:  (312) 861-2200
     if to G&L:

                c/o Galey & Lord, Inc.
                980 Avenue of the Americas
                4th Floor
                New York, New York  10018
                Attention:  Arthur C. Wiener
                Telecopy:  (212) 465-3080

     with a copy to:

                Kirkland & Ellis
                Citicorp Center
                153 East 53rd Street
                New York, New York  10022-4675
                Attention:  Kirk A. Radke
                Telecopy:  (212) 446-4900

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first Business Day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth Business Day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

     Section 10.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Article 9 (which is intended to be for the benefit of the Persons provided for therein and may be enforced by such Persons).

     Section 10.06. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     Section 10.07. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any Party hereto; provided, PGI and G&L may each assign their rights under this Agreement for collateral security purposes to the lenders providing financing for the transactions contemplated hereby and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part. The Exhibits and Annexes attached hereto are an integral part of this Agreement and are incorporated into this Agreement and made a part hereof.

     Section 10.08. Dispute Resolution. Except as otherwise set forth in the Related Agreements, resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section 10.08. The Parties hereto shall use all commercially reasonable efforts to settle all Disputes without resorting to mediation, arbitration or otherwise. If any Dispute remains unsettled, a Party hereto may commence proceedings hereunder by delivering a written notice from a Senior Vice President or comparable executive officer of such Party (the "Demand") to the other Parties providing reasonable description of the Dispute to the others and expressly requesting mediation hereunder. The Parties hereby agree to submit all Disputes to non-binding mediation before a mediator reasonably acceptable to all Parties involved in such Dispute. If, after such mediation, the Parties subject to such mediation disagree regarding the mediator's recommendation, such Dispute shall be submitted to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the Parties, their successors and assigns. The arbitration shall be conducted in Chicago, Illinois or New York, New York by three arbitrators, each of whom has at least eight years of transactional and mergers and acquisitions experience, acting by majority vote (the "Panel") selected by agreement of the Parties not later than ten (10) days after delivery of the Demand or, failing such agreement, appointed pursuant to the commercial arbitration rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the Federal Arbitration Act and such procedures as the Parties subject to such arbitration (each, a "Party") may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. The arbitrators shall be instructed to make their determination pursuant to the terms and conditions of this Agreement and the other Transactions Agreements. Notwithstanding the foregoing: (i) each Party shall have the right to audit the books and records of the other Party that are reasonably related to the Dispute;
(ii) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; and (iii) each Party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact and depositions, the nature and extent of which discovery shall be determined by the Parties; provided that if the Parties cannot agree on the terms of such discovery, the nature and extent thereof shall be determined by the Panel which shall take into account the needs of the Parties and the desirability of making discovery expeditious and cost effective. The award shall be in writing and shall specify the factual and legal basis for the award. The Panel shall apportion all costs and expenses of arbitration, including the Panel's fees and expenses and fees and expenses of experts, between the prevailing and nonprevailing Party as the Panel deems fair and reasonable. The Parties hereto agree that monetary damages may be inadequate and that any Party by whom this Agreement is enforceable shall be entitled to seek specific performance of the arbitrators' decision from a court of competent jurisdiction, in addition to any other appropriate relief or remedy. Notwithstanding the foregoing, in no event may the Panel award consequential, special, exemplary or punitive damages. Any arbitration award shall be binding and enforceable against the Parties hereto and judgment may be entered thereon in any court of competent jurisdiction.

     Section 10.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     Section 10.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     Section 10.11. Amendment. No change or amendment will be made to this Agreement or the other Transaction Agreements except by an instrument in writing signed on behalf of each of the Parties hereto.

     Section 10.12. Employment Solicitation. For a period of 24 months following the Closing Date no Party may, and will not permit any of its Subsidiaries or agents to, directly or indirectly, solicit or recruit for its employment any then-current employee of the other Parties, or their Subsidiaries, without the prior written consent of the relevant other Party; provided, however that nothing in this Section 10.12 shall (i) prohibit the employment by any Party or its Subsidiaries of any employee of the other who seeks employment on his or her own initiative without prior contact with him or her initiated by any employee or agent of such Party, (ii) restrict the operation of the Employee Matters Agreement, or (iii) prohibit the employment of any person who applied for employment with any Party solely in response to any public medium advertising.

     Section 10.13. Expenses. Except as otherwise provided in this Agreement or the other Transaction Agreements, all costs and expenses of G&L, PGI and their respective Subsidiaries, incurred in connection with this Agreement (whether or not payable as of the Closing Date) and with the consummation of the transactions contemplated by this Agreement shall be paid by the Party incurring such cost and expenses. Such costs and expenses shall include, without limitation, investment banking, legal, accounting and printing costs and expenses and transfer taxes; provided that any of such costs and expenses which constitute Split Liabilities or Proportional Liabilities shall be paid in accordance with Section 2.09.

                       *               *               *

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                        GALEY & LORD, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        POLYMER GROUP, INC.

                                        By:
                                           -------------------------------------
                                           Name:  Jerry Zucker
                                           Title: Chairman, President & CEO


                                        DT ACQUISITION INC.

                                        By:
                                           -------------------------------------
                                           Name:  Jerry Zucker
                                           Title: Authorized Signatory


                                        DOMINION TEXTILE INC.

                                        By:
                                           -------------------------------------
                                           Name:  Jerry Zucker
                                           Title: Authorized Signatory

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                        DOMINION TEXTILE INTERNATIONAL
                                        (ASIA) PTE. LTD

                                        By:
                                           -------------------------------------
                                           Name:  Jerry Zucker
                                           Title: Authorized Signatory


                                        DOMINION TEXTILE INTERNATIONAL B.V.

                                        By:
                                           -------------------------------------
                                           Name:  Jerry Zucker
                                           Title: Authorized Signatory


                                        DOMINION TEXTILE (USA) INC.

                                        By:
                                           -------------------------------------
                                           Name:  Jerry Zucker
                                           Title: Authorized Signatory


                                        ALBUMA S.A.

                                        By:
                                           -------------------------------------
                                           Name:  Jerry Zucker
                                           Title: Authorized Signatory


                                        CHICOPEE HOLDINGS, B.V.

                                        By:
                                           -------------------------------------
                                           Name:  Jerry Zucker
                                           Title: Chairman, President & CEO

                                      S-2